Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Ocean Power Technologies, Inc.:
We consent to the use of our report dated October 30, 2006, except as to Note 14, which is as of April 20, 2007, with respect to the consolidated balance sheets of Ocean Power Technologies, Inc. and subsidiaries as of April 30, 2005 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the years then ended, incorporated herein by reference.
Our report refers to the Company’s restatement of the consolidated statement of cash flows for the year ended April 30, 2005.
/s/  KPMG LLP
Philadelphia, Pennsylvania
May 1, 2007